Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Sales for 2006

Strong Sales Growth in European and International Markets Offset Lower Military and Fire Service Sales in North America

PITTSBURGH, February 27, 2007 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2006 were $913.7 million, compared with $907.9 million in 2005, an increase of $5.8 million, or 1 percent. Net income for the year ended December 31, 2006 was $63.9 million, or $1.76 per basic share, down $17.9 million, or 22 percent, compared with $81.8 million, or $2.24 per basic share, for 2005.

Net sales for the fourth quarter of 2006 were $256.9 million compared with $241.9 million for the fourth quarter of 2005, an increase of $15.0 million, or 6 percent. Net income for the fourth quarter of 2006 was $19.5 million, or 54 cents per basic share, down $4.7 million, or 19 percent, compared with $24.2 million, or 66 cents per basic share, for the same quarter last year.

Record fourth quarter sales reflect strong growth in the company’s European and International segments, partially offset by lower military and fire service sales in North America. Local currency sales generated by MSA Europe improved $18.9 million in the fourth quarter and also benefited from the favorable translation effects of a stronger euro. The sales improvement reflects strong sales growth in Eastern European markets. In the International segment, local currency sales were up $13.4 million, largely due to the

January 2006 acquisition of Select PPE in South Africa where local currency sales improved $8.6 million in the quarter. The remainder of the International segment sales growth occurred in South America and the Asia Pacific region.

Fourth quarter sales in North America were down $23.2 million. Sales of SCBA, thermal imaging cameras and other products to the U.S. fire service market continued to be depressed by delays in the release of fire department funding made available through the U.S. Assistance to Firefighters Grant (AFG) program and were down $20.9 million. As expected, shipments of Advanced Combat Helmets and related communication systems to the military were $8.5 million lower in the current quarter reflecting the completion of certain government contracts. Gas mask sales, primarily to Homeland Security markets, were $4.5 million lower than in the same quarter last year. These sales declines were partially offset by improved shipments of instruments, up $4.7 million, and body armor, up $5.2 million.

Fourth quarter net income in the European and International segments improved $2.5 million and $0.7 million, respectively, reflecting stronger sales, partially offset by higher selling expenses. Net income in the North American segment was down $7.9 million, primarily due to lower sales and higher research and development expense, partially offset by favorable income tax adjustments.

The $17.9 million decrease in net income for the year ended December 31, 2006 includes restructuring and other charges of approximately $4.5 million after-tax primarily associated with the Project Outlook restructuring plan in North America, and $1.5 million after-tax in incremental stock-based compensation expense, partially offset by a more favorable income tax profile in the current year. Project Outlook costs were primarily related to workforce reductions that were largely achieved through a voluntary retirement incentive program that was completed during the first quarter. Incremental stock-based compensation expense was related to the newly-required accounting for stock options.

“I am very pleased to report record sales for the fourth quarter and the full year,” said John T. Ryan III, MSA Chairman and CEO. “We began 2006 knowing that our sales of military products to the U.S. government would be about $60 million lower than in 2005. Our objective all year was to offset this reduction in U.S. military sales with growth in our sales to commercial markets. We were particularly successful in meeting this challenge in our European and International businesses, both of which recorded sales increases of approximately 20% for the year, through focused efforts in Eastern Europe, Asia and South Africa.”

“In North America, our sales of Advanced Combat Helmets, and related communication systems, and gas masks to the military were down by the expected amounts. A bright spot in North America was our sales of instruments and head protection, which were both up nicely on increased demand in industrial and construction markets. The one unexpected difficulty in North America during 2006 was the continuing delay in the release of Federal government funding for the U.S. fire service. As a result of these delays, purchases by the U.S. fire service were low for most of 2006, impacting MSA and the entire U.S. fire equipment industry,” Mr. Ryan said.

“I am pleased with our strong growth in most commercial markets and with the initiatives that we completed in 2006 to reduce operating costs, particularly through Project Outlook in North America. During 2007 and the coming years, we will continue to focus on improving our operating results by developing sophisticated safety products that exceed market expectations; focusing on promising new markets for our core products; and by controlling and reducing operating costs though initiatives to enhance the utilization of our manufacturing facilities,” Mr. Ryan concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators, ballistic protection products and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
Net sales	$256,939	$241,861	$913,714	$907,912
Other income	1,975	967	5,384	4,058

	258,914	242,828	919,098	911,970

Cost of products sold	169,648	150,053	568,410	558,921
Selling, general and administrative	55,872	49,503	215,663	201,367
Research and development	6,912	5,072	26,037	21,928
Restructuring and other charges	219	—	6,981	—
Interest	2,348	1,542	6,228	5,484
Currency exchange losses (gains)	614	(222)	3,139	474

	235,613	205,948	826,458	788,174

Income before income taxes	23,301	36,880	92,640	123,796
Provision for income taxes	3,803	12,703	28,722	42,013

Net income	19,498	24,177	63,918	81,783

Basic earnings per share	$.54	$.66	$1.76	$2.24

Diluted earnings per share	$.53	$.65	$1.73	$2.19

Dividends per common share	$.18	$.14	$.68	$0.52

Average number of common shares outstanding (basic)	36,138	36,620	36,366	36,560

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2006	December 31, 2005
Current assets
Cash and cash equivalents	$61,296	$44,797
Trade receivables, net	174,569	169,436
Inventories	137,230	119,731
Other current assets	43,764	43,262

Total current assets	416,859	377,226

Property, net	120,651	116,209
Prepaid pension cost	211,018	140,575
Goodwill	79,360	55,654
Other non-current assets	70,732	35,693

Total	898,620	725,357

Current liabilities
Notes payable and current portion of long-term debt	$2,340	$8,808
Accounts payable	39,441	40,935
Other current liabilities	83,994	81,116

Total current liabilities	125,775	130,859

Long-term debt	112,541	45,834
Pension and other employee benefits	112,626	80,656
Deferred tax liabilities	100,969	75,511
Other non-current liabilities	8,856	10,100
Shareholders’ equity	437,853	382,397

Total	898,620	725,357

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31
	2006	2005	2006	2005
Net sales
North America	$132,256	$155,411	$503,358	$566,501
Europe	73,089	48,208	219,241	180,493
International	51,594	38,242	191,115	160,918

Total	256,939	241,861	913,714	907,912

Net income
North America	$12,638	$20,501	$42,658	$64,149
Europe	4,045	1,586	8,851	6,321
International	2,470	1,748	13,087	11,659
Reconciling	345	342	(678)	(346)

Total	19,498	24,177	63,918	81,783

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